Exhibit 99.1

Schedule of Transactions in Shares

Date of Transaction	Reporting Person	Title of Class	Number of Shares Acquired (Disposed)	Price Per Share (1)

05/18/2026	Casdin Partners Master Fund, L.P.	Class A Common Stock, par value $0.0001 per share	175,000	$42.5517 (1)
05/19/2026	Casdin Partners Master Fund, L.P.	Class A Common Stock, par value $0.0001 per share	185,000	$42.5964 (2)
05/20/2026	Casdin Partners Master Fund, L.P.	Class A Common Stock, par value $0.0001 per share	140,000	$43.8061 (3)

(1) The price reported is a weighted average price. These shares were bought in multiple transactions within the range of $42.4573 to $42.9153. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares bought at each separate price within the range set forth in this footnote.

(2) The price reported is a weighted average price. These shares were bought in multiple transactions within the range of $42.1118 to $42.6898. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares bought at each separate price within the range set forth in this footnote.

(3) The price reported is a weighted average price. These shares were bought in multiple transactions within the range of $43.6287 to $44.3384. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares bought at each separate price within the range set forth in this footnote.